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                                                                   EXHIBIT 21(a)

                   SUBSIDIARIES OF DUSA PHARMACEUTICALS, INC.

1.    DUSA Pharmaceuticals New York, Inc., a New York corporation.

2.    DUSA Acquisition Corp., a New Jersey corporation.